Exhibit 99.1

Service Corporation International Announces Sale of Cemetery Operations in South America

HOUSTON, Sept. 12 -- Service Corporation
International (NYSE: SCI), which owns and operates funeral service locations and cemeteries, today announced the completion of the sale of its cemetery operations in Chile for $110 million. The Company received net cash proceeds of $94.7 million as a result of the sale and expects to receive an additional $15.3 million of cash proceeds in 2006. The Company does not expect to recognize a material gain or loss as a result of this transaction as the asset values were previously adjusted to fair market value of these operations.

As of today, the Company has cash on hand of approximately $450 million and current maturities of debt of approximately $100 million.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements have been made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe,” “estimate,” “project,” “expect,” “anticipate,” or “predict,” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of us. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, changes in general economic conditions in Chile that could negatively affect amounts payable to us and changes in the final accounting treatment of the transaction that could result in the recognition of a significant gain or loss. For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2004 Annual Report on Form 10-K, as amended. Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com . We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

Service Corporation International, headquartered in Houston, Texas, owns and operates funeral service locations and cemeteries. We have an extensive network of businesses including 1,126 funeral service locations and 388 cemeteries in North America as of June 30, 2005. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com .

          For additional information contact:

          Investors:     Eric D. Tanzberger / Vice President and Corporate Controller
                               (713) 525-7768

          Media:          Terry Hemeyer / Managing Director - Corporate Communications
                               (713) 525-5497